Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders

New Covenant Funds:

We consent to the use of our report dated September 19, 2012, with respect to the financial statements of the New Covenant Funds, comprising the New Covenant Growth Fund, New Covenant Income Fund, New Covenant Balanced Growth Fund, and New Covenant Balanced Income Fund, as of June 30, 2012, incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

October 26, 2012